EXHIBIT 15.1

July 29, 2005

The Board of Directors and Stockholders, Sun Microsystems, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8) of Sun Microsystems, Inc. pertaining to the Tarantella, Inc. 2002 Incentive Stock Option Plan and 2003 Stock Option Plan of our reports dated November 3, 2004, February 2, 2005 and May 4, 2005 relating to the unaudited condensed consolidated interim financial statements of Sun Microsystems, Inc. that are included in its Form 10-Q for the quarters ended September 26, 2004, December 26, 2004 and March 27, 2005.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

Very truly yours,

/s/ Ernst & Young LLP